Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

SECOND QUARTER 2015 FINANCIAL RESULTS INCLUDING

REVENUE OF $16.8 MILLION FOR THE FIRST SIX MONTHS OF 2015

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Wednesday, August 12, 2015

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the second quarter ended June 30, 2015.

For the quarter ended June 30, 2015, the Company reported net sales of $8,213,000, compared to $10,439,000 for the same period in 2014, a decrease of 21%. Net sales in the Network Solutions segment were $5,331,000 for the quarter, compared to $7,602,000 for the same period in 2014, a decrease of 30%. Net sales in the Test and Measurement segment were $2,882,000 for the quarter, compared to $2,837,000 for the same period in 2014, an increase of 2%.

Non-GAAP normalized EBITDA for the quarter ended June 30, 2015 was $349,000, compared to $1,450,000 for the same period in 2014. Our non-GAAP normalized EBITDA results do not include the Company’s tax provision, depreciation and amortization and stock compensation expense, as well as certain other costs. A reconciliation of net income to non-GAAP normalized EBITDA results is included as an attachment to this press release.

The Company also reported net income of $84,000, or $0.00 per diluted share, for the second quarter of 2015, compared to net income of $716,000, or $0.03 per diluted share, for the second quarter of 2014.

For the six months ended June 30, 2015, the Company reported net sales of $16,841,000 for the period, compared to $19,624,000 for the same period in 2014, a decrease of 14%. Net sales in the Network Solutions segment were $11,226,000, compared to $13,992,000 for the same period in 2014, a decrease of 20%. Net sales in the Test and Measurement segment were $5,615,000 for the period, compared to $5,633,000 for the same period in 2014, a decrease of 0.3%.

Non-GAAP normalized EBITDA for the six months ended June 30, 2015 was $883,000, compared to $2,567,000 for the same period in 2014.

The Company also reported net income of $278,000 or $0.01 per diluted share for the first six months of 2015, compared to net income of $1,156,000, or $0.05 per diluted share, for the first six months of 2014.

Paul Genova, CEO of Wireless Telecom Group, Inc., commented, “Our Network Solutions segment continued to experience softness in order flow during the first half of 2015 due to reduced capital spending by the North American carriers. Our EMEA revenue flow increased and is on plan for the first half of the year. In July 2015, we opened our European Distribution Hub so we can better serve the European market and provide our customers with an accelerated order-to-delivery timetable.”

Mr. Genova added, “In July 2015, in response to the order softness in our Network Solutions segment in the first half of 2015, we implemented a cost reduction plan while strategically allocating resources for future growth to more closely align our operating expenses with current market conditions. We reduced overall headcount and other operating expenses, which we estimate will yield approximately $500k in cost reductions over the remainder of 2015, net of severance charges.”

Genova continued, “As we enter the second half of the year, we are encouraged by a slight increase in the North American order flow. Although the softness in the North American market may continue in the near term, we remain optimistic as the overall need for global investment in LTE coverage and capacity for wireless operators is expected to increase over the long-term.”

Continued Genova, “During Q2 2015, sales increased in our Test and Measurement segment on improved order flow, growing 5% over Q1 2015 and 2% over Q2 2014. Both of our Test and Measurement divisions have performed steadily year to date, contributing 17% in segment income for the first half of 2015.”

Mr. Genova further commented, “We remain committed to improving the overall financial results of the Company, which may include proactive cost reduction initiatives when market conditions require them, while remaining focused on executing our strategic plan. We will continue the pursuit of growth opportunities and improved operational cash flow designed to increase long-term shareholder value.”

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measures is included in an attachment to this press release.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to: the Company’s ability to better serve the European market and provide our customers with an accelerated order-to-delivery timetable as a result of opening its new European Distribution Hub; the outcome of the Company’s broad-based cost reduction plan, including the Company’s ability to successfully strategically allocate resources for future growth to more closely align its operating expenses with current market conditions; the amount of the estimated cost reductions over the remainder of 2015, net of severance charges, resulting from the reduction in overall headcount and other operating expenses; increases in the Company’s North American order flow; continued increases in revenue flow in the EMEA region, the continued need for global investment in LTE coverage; the Company’s ability to improve overall financial results, including the outcome of any cost reduction initiatives; the Company’s focus on its strategic plan; and the Company’s pursuit of opportunities and improvements in operational cash flows that are intended to increase long term shareholder value. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Statement of Operations Data:
Net sales	$8,213	$10,439	$16,841	$19,624

Gross profit	3,567	4,930	7,430	9,196

Operating expenses
Research and development	957	918	1,873	1,679
Sales and marketing	1,342	1,432	2,687	2,699
General and administrative	1,120	1,312	2,383	2,747
Total operating expenses	3,419	3,662	6,943	7,125

Operating income	148	1,268	487	2,071

Interest and other (income) expense	—	7	(3)	38

Income before income taxes	148	1,261	490	2,033

Net income	$84	$716	$278	$1,156

Net income per common share:
Basic	$0.00	$0.04	$0.01	$0.05
Diluted	$0.00	$0.03	$0.01	$0.05

Weighted average shares outstanding:
Basic	19,524	19,731	19,510	21,870
Diluted	20,359	20,840	20,556	23,133

	Three months ended June 30,		Six months ended June 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Reconciliation of GAAP Net Income to Non-GAAP Normalized EBITDA:
GAAP net income	$84	$716	$278	$1,156
Tax expense	64	545	212	877
Depreciation	115	118	224	237
Stock compensation expense	86	23	172	81
Other non-operating costs	—	7	(3)	38
Non-recurring costs (1)	—	41	—	178
Non-GAAP normalized EBITDA	$349	$1,450	$883	$2,567

(1) Includes professional fees related to our strategic business review

	June 30, 2015	December 31, 2014
	(unaudited)
Balance Sheet Data:
Cash & cash equivalents	$9,742	$10,724

Working capital	$24,232	$24,606

Total assets	$36,145	$36,289

Total liabilities	$2,042	$2,659

Shareholders’ equity	$34,103	$33,630